MIDWEST GROUP TAX FREE TRUST


         AMENDMENT NO. 2 TO RESTATED AGREEMENT AND DECLARATION OF TRUST


         The undersigned hereby certifies that he is the duly elected Secretary of Midwest Group Tax Free Trust and that pursuant to Section 4.1 of the Restated Agreement and Declaration of Trust of Midwest Group Tax Free Trust, the Trustees, at a meeting at which a quorum was present on May 28, 1996, adopted the following resolutions:

         "RESOLVED, that a new series of shares of the Trust be and it hereby is established and that such new series be and it hereby is designated the "Michigan Tax-Free Money Fund"; and

         FURTHER RESOLVED, that the relative rights and preferences of the Michigan Tax-Free Money Fund series of shares shall be those rights and preferences set forth in Section 4.2 of the Restated Agreement and Declaration of Trust of Midwest Group Tax Free Trust; and

         FURTHER RESOLVED, that the officers of the Trust be and they hereby are authorized and empowered to take any and all actions and to execute any and all documents and instruments, which they or any one of them in his sole discretion deem necessary, appropriate or desirable to implement the foregoing resolutions."

         The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that said Amendment is to be effective as of July 1, 1996 and that he is causing this Certificate to be signed and filed as provided in
Section 7.4 of the Restated Agreement and Declaration of Trust.

         WITNESS my hand this 31st day of July, 1996.


                                             /s/ John F. Splain
                                             ------------------------------
                                             John F. Splain, Secretary